Exhibit 99.1

NovaBay Pharmaceuticals Appoints

Thomas J. Paulson Chief Financial Officer

- Brings Strong Financial, Public Company and Industry Experience to the Company -

EMERYVILLE, Calif – January 10, 2008 – NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY, http://www.novabaypharma.com), a biopharmaceutical company developing products for the treatment or prevention of a wide range of bacterial and viral infections, appointed Thomas J. Paulson as Chief Financial Officer. With the growth of the company and the range of target opportunities for NovaBay’s product candidates, the Board has decided to separate the roles of CFO from that of Senior Vice President for Corporate and Business Development. Mr. Paulson will take over the CFO position from Jack O’Reilly, who will continue as Senior Vice President for Corporate and Business Development.

Mr. Paulson brings with him more than thirty-five years of financial and managerial experience, including working with publicly traded biotechnology and healthcare companies as well as for divisions of major healthcare corporations. Additionally, Mr. Paulson has been a management consultant to several biotechnology and technology companies. Mr. Paulson’s experience includes CFO positions at Avigen, Inc., (NASDAQ: AVGN) and Neurogen Corporation (NASDAQ: NRGN), as well as financial positions at Ciba-Corning Diagnostics, Quidel Corporation and Abbott Laboratories.

“With his extensive public company and financial experience in the biotechnology and healthcare industries, Tom Paulson is an ideal addition to NovaBay’s management team,” said Ron Najafi, Chief Executive Officer of NovaBay Pharmaceuticals. “Tom’s capital markets experience and expertise in Sarbanes-Oxley and SEC reporting issues will most certainly be a benefit to our company as we move beyond our recently completed IPO. We look forward to working with Tom as an integral part of NovaBay’s executive management team.”

“I am excited and honored to join NovaBay at a critical point in the company’s growth,” said Mr. Paulson. “I look forward to being part of the company’s experienced management team as we strive to achieve our financial and product development objectives.”

Dr. Najafi continued, “We also look forward to Jack O’Reilly’s continued contributions as Senior Vice President of Corporate and Business Development. Jack’s acumen in business development has been an intrinsic element of our success to date, and we look forward to benefiting from his ability to focus his efforts in this area.”

Before joining NovaBay Pharmaceuticals, Mr. Paulson was a partner at Tatum LLC, an executive services and consulting firm in the United States. Mr. Paulson was also President and CEO of The Paulson Group, a management consulting company whose clients included high-technology and biotechnology companies. Immediately prior to forming the consulting firm, Mr. Paulson was Vice President-Finance, Chief Financial Officer and Secretary of Avigen, Inc., a publicly traded biopharmaceutical company focused on unique and small molecule therapeutics and biologics. From 1996 to 2006, Mr. Paulson was responsible for Avigen’s financial activities, including SEC reporting and Sarbanes-Oxley compliance, secondary offerings and PIPE financings, strategic repositioning and the company’s turn-around strategies. From 1994 to 1996, Mr. Paulson was a consultant to high-technology and biotechnology companies in several strategic areas. As an early addition to the founding management team of Neurogen Corporation, a publicly traded development stage biotechnology company, Mr. Paulson served as Chief Financial Officer, Secretary and Treasurer from 1989 to 1994, helping to lead the company through its IPO.

Mr. Paulson’s earlier career included Ciba-Corning Diagnostics, a $100 million manufacturer of state-of-the-art medical laboratory instruments and reagents, where he served as Director of Finance from 1986 to 1989, and Quidel Corporation, a venture-capital funded biotechnology firm, where he was Director of Financial Operations from 1984 to 1986. Mr. Paulson began his career at Abbott Laboratories, where he worked from 1971 to 1984, in positions that included Finance Director of the Diagnostics Products Business Group, and Manager of Diagnostic Products Operations Accounting.

Mr. Paulson has an MBA from the University of Chicago and a Bachelor’s degree in Business Administration from Loyola University in Chicago.

About NovaBay Pharmaceuticals, Inc.

NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing innovative product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic, anti-infective compounds, which it has named Aganocide compounds, based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial, fungal and viral infections, including methicillin-resistant Staphylococcus aureus (MRSA). NovaBay has entered into not only a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus and in contact lens solutions, but also a license agreement with an affiliate of Kinetic Concepts, Inc. for the use of NovaBay’s NeutroPhase product in woundcare applications.

NovaBay(TM), Aganocide(TM) and NeutroPhase(TM) are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

For more information visit the company’s website at www.novabaypharma.com.

Forward-Looking Statement

This release contains forward-looking statements, which are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the potential benefits of the new hire and the development and potential benefits of, and the market opportunities for, NovaBay’s product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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The Investor Relations Group

Investor Relations:

Adam Holdsworth / Rachel Colgate / Erica Ruderman

212-825-3210

or

Media Relations:

Janet Vasquez / Susan Morgenbesser

212-825-3210